                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 2)/1/

                                  US LEC Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class A Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   90331S 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Anthony J. DiNovi
                              Thomas H. Lee Company
                           75 State Street, Suite 2600
                           Boston, Massachusetts 02109
                                 (617) 227-1050
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 28, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

________
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              (Page 1 of 50 Pages)

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 2 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Thomas H. Lee Equity Fund IV, L.P.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      OO
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                0
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 3,272,851 shares of Class A Common Stock
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            3,272,851 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,272,851 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      10.85%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      PN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 3 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Thomas H. Lee Foreign Fund IV-B, L.P.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      OO
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                0
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 317,870 shares of Class A Common Stock
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            317,870 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      317,870 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.17%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      PN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 4 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Thomas H. Lee Foreign Fund IV, L.P.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      OO
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                 0
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 112,017 shares of Class A Common Stock
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                   0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            112,017 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      112,017 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.41%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      PN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 5 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      THL Equity Advisors IV, LLC
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      N/A
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Massachusetts
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                0
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 3,702,738 shares of Class A Common Stock
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            3,702,738 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,702,738 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      12.10%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 6 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      1997 Thomas H. Lee Nominee Trust
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      OO
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Massachusetts
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                43,255 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            43,255 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      43,255 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.16%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 7 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Thomas H. Lee Charitable Investment Limited Partnership
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      OO
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Massachusetts
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                0
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 21,275 shares of Class A Common Stock
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            21,275 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      21,275 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.08%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      PN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 8 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Putnam Investment Holdings, LLC
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      WC
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                53,834 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            53,834 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      53,834 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.20%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 9 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      David V. Harkins
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                11,519 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 1,293 shares of Class A Common Stock
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            12,812 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,812 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.05%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 10 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Scott A. Schoen
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                9,599 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 11 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      C. Hunter Boll
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                9,599 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 12 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Scott M. Sperling
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                9,599 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 13 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Anthony J. DiNovi
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                9,599 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 14 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Thomas M. Hagerty
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                9,599 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 15 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Warren C. Smith, Jr.
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                9,599 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,599 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 16 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Seth W. Lawry
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                3,996 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            3,996 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,996 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.01%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 17 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Kent R. Weldon
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                2,664 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            2,664 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,664 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.01%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 18 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Terrence M. Mullen
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                2,116 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            2,116 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,116 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.01%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 19 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Todd M. Abbrecht
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                2,116 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            2,116 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,116 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.01%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 20 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Robert Schiff Lee 1998 Irrevocable Trust
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      OO
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Massachusetts
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                1,959 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            1,959 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,959 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.01%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 21 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Stephen Zachary Lee
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                1,959 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            1,959 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,959 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.01%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 22 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Charles A. Brizius
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                1,606 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            1,606 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,606 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.01%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 23 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      The Harkins 1995 Gift Trust
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Massachusetts
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                1,293 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            1,293 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,293 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 24 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Thomas R. Sheperd
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                1,136 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            1,136 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,136 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 25 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Charles W. Robins as Custodian for Jesse Lee
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                980 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            980 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      980 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 26 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Charles W. Robins as Custodian for Nathan Lee
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                980 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            980 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      980 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 27 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Charles W. Robins
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                784 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 1,960 shares of Class A Common Stock
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            2,744 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,744 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.01%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 28 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      James Westra
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                784 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            784 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      784 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 29 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Wendy L. Masler
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                784 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            784 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      784 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 30 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Andrew D. Flaster
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                666 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            666 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      666 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 31 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Scott L. Jaeckel
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                588 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            588 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      588 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 32 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Soren L. Oberg
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                588 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            588 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      588 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 33 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Adam A. Abramson
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                470 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            470 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      470 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 34 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Joanne M. Ramos
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                470 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            470 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      470 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 35 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Nancy M. Graham
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                470 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            470 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      470 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 36 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Gregory A. Ciongoli
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                470 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            470 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      470 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 37 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Wm. Matthew Kelly
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                470 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            470 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      470 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 38 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      P. Holden Spaht
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                274 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            274 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      274 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 39 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Kevin F. Sullivan
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                78 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            78 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      78 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 40 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Diane M. Barriere
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                78 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            78 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      78 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

------------------------                                  ----------------------
CUSIP No.  90331S 10 9                13D                  Page 41 of 50 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Kim H. Oakley
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)[_]
                                                                      (b)[_]

--------------------------------------------------------------------------------
 3.   SEC USE ONLY
--------------------------------------------------------------------------------
 4.   SOURCE OF FUNDS*
      PF
--------------------------------------------------------------------------------
 5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS             [_]
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
--------------------------------------------------------------------------------
                      7.    SOLE VOTING POWER
   NUMBER OF                39 shares of Class A Common Stock
    SHARES           -----------------------------------------------------------
 BENEFICIALLY         8.    SHARED VOTING POWER
   OWNED BY                 0
     EACH            -----------------------------------------------------------
   REPORTING          9.    SOLE DISPOSITIVE POWER
    PERSON                  0
     WITH            -----------------------------------------------------------
                     10.    SHARED DISPOSITIVE POWER
                            39 shares of Class A Common Stock
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      39 shares of Class A Common Stock
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
      EXCLUDES CERTAIN SHARES*                                 [_]

--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

This Schedule 13D/A constitutes the second amendment to the Schedule 13D originally filed by the Reporting Persons with the Securities and Exchange Commission on March 12, 2001 ("Initial Schedule 13D") and amended by Amendment No. 1 filed by the Reporting Persons with the Securities and Exchange Commission on March 6, 2002 ("Amendment No. 1") with respect to the Class A Common Stock of US LEC Corp. (the "Company"). Except as specifically amended by this Schedule 13D/A, the Initial Schedule 13D, as amended by Amendment No. 1, remains in full force and effect.

Information given in response to each item shall be deemed incorporated by reference in all other items.

Item 2.  Identity and Background.

         (a) -(c) and (f). This statement is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund"); (2) Thomas
H. Lee Foreign Fund IV, L.P., a Delaware limited partnership ("Foreign Fund");
(3) Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership ("Foreign Fund B"); (4) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"); (5) Thomas H. Lee Charitable Investment Limited Partnership, a Massachusetts limited partnership ("Charitable Investment"); (6) certain parties affiliated with Thomas H. Lee Company, a Massachusetts sole proprietorship, who are set forth on Schedule A hereto (the "Affiliate Purchasers"); and (7) Putnam Investment Holdings, LLC, a Delaware limited liability company ("Putnam"). Equity Fund, Foreign Fund, Foreign Fund B, Charitable Investment, the Affiliate Purchasers and Putnam are referred to herein as the "THL Investors."

         The address of each of the Reporting Persons other than Putnam is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109. The address of Putnam is One Post Office Square, Boston, Massachusetts 02109.

         Each of Equity Fund, Foreign Fund and Foreign Fund B is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of Equity Fund, Foreign Fund and Foreign Fund B. Charitable Investment is principally engaged in charitable giving supported by investments in securities. The Affiliate Purchasers are employed by, formerly employed by or affiliated with employees or former employees of Thomas H. Lee Company as indicated in Schedule B hereto. Putnam is principally engaged in the business of investment management.

         Schedule B hereto sets forth information concerning other persons and entities as to which such information is required to be disclosed in response to
Item 2 and General Instruction C to Schedule 13D.

         (d) and (e). None of the Reporting Persons or any of their directors, officers or trustees has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

                                                           (Page 42 of 50 Pages)

         None of the Reporting Persons or any of their directors, officers or trustees has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration.

         The THL Investors are parties to a Stock Purchase Agreement (the "Agreement"), dated as of April 11, 2000, previously filed with the Commission via EDGAR, by and among the Company and the Persons listed on Schedule 1 attached thereto. As of the date of the Agreement, the THL Investors purchased 100,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock"). As of March 28, 2003, the THL Investors had received an additional 17,795 shares of Preferred Stock through paid in kind dividends which accrue on a quarterly basis for a total amount of 117,795 shares of Preferred Stock.

         The 117,795 shares of Preferred Stock held as of March 28, 2003 are presently convertible into 3,918,034 shares of Class A Common Stock (the "Class A Common Stock" or "Common Stock") based on a purchase price of $1,000.00 and a conversion price of $30.0648. The Reporting Persons did not borrow any funds to effectuate the transaction whereby the Reporting Person received securities which are the subject of this filing on Schedule 13D/A. Each of Equity Fund, Foreign Fund, Foreign Fund B and Charitable Investment obtained funds to make the purchases described herein through capital contributions from their partners. The Affiliate Purchasers obtained funds from their personal accounts to make the purchases described herein. Putnam obtained funds to make the purchase described herein from working capital.

Item 5.  Interest in Securities of the Company.

         (a) and (b). By virtue of the relationships described herein, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to share voting and dispositive power with respect to, and therefore beneficially own, the shares beneficially owned by the members of the group as a whole. As of the date hereof, the Reporting Persons collectively own an aggregate of 117,795 shares of Preferred Stock, which is convertible into 3,918,034 shares or 12.72% of the Company's outstanding Common Stock based on 26,894,839 shares outstanding as of January 15, 2003 according to the Company's Chief Financial Officer (the "Outstanding Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those shares held by any other members of such group or of shares held individually by certain directors or executive officers of certain of the Reporting Persons, if any.

         Charitable Investment and the Affiliate Purchasers acquired their shares of Preferred Stock as a co-investment required by the terms of the partnership agreements of Equity Fund, Foreign Fund and Foreign Fund B. Such agreements require that Charitable Investment and the Affiliate Purchasers hold and sell their Preferred Stock and the Common Stock into which such Preferred Stock converts on a pro rata basis with Equity Fund, Foreign Fund and Foreign Fund B.

                                                           (Page 43 of 50 Pages)

         Equity Fund has direct beneficial ownership of 3,272,851 shares of Common Stock pursuant to the Agreement, representing approximately 10.85% of the Outstanding Shares. Equity Fund has shared voting power with Advisors and shared dispositive power with respect to such shares.

         Foreign Fund has direct beneficial ownership of 112,017 shares of Common Stock pursuant to the Agreement, representing approximately 0.41% of the Outstanding Shares. Foreign Fund has shared voting power with Advisors and shared dispositive power with respect to such shares.

         Foreign Fund B has direct beneficial ownership of 317,870 shares of Common Stock pursuant to the Agreement, representing approximately 1.17% of the Outstanding Shares. Foreign Fund B has shared voting power with Advisors and shared dispositive power with respect to such shares.

         Charitable Investment has direct beneficial ownership of 21,275 shares of Common Stock pursuant to the Agreement, representing 0.08% of the Outstanding Shares. Charitable Investment has shared voting power with Foreign Fund B and shared dispositive power with respect to such shares.

         The Affiliate Purchasers have direct beneficial ownership of the number of shares of Common Stock indicated on Schedule A hereto and have sole voting and shared dispositive power with respect to such shares except as described below. David V. Harkins may be deemed to share voting and dispositive power over shares held by The Harkins 1995 Gift Trust. The filing of this Schedule 13D/A shall not be construed as an admission that Mr. Harkins is, for the purpose of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the beneficial owner of such shares. Charles W. Robins may be deemed to share voting and dispositive power over shares held as custodian for Jesse Lee and Nathan Lee. The filing of this Schedule 13D/A shall not be construed as an admission that Mr. Robins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares.

         Putnam has beneficial ownership of 53,834 shares of Common Stock pursuant to the Stock Purchase Agreement, representing approximately 0.20% of the Outstanding Shares. Putnam has sole voting and shared dispositive power with respect to such shares.

         Advisors, as the general partner of Equity Fund, Foreign Fund and Foreign Fund B, may be deemed to share voting and dispositive power with respect to 3,702,738 shares of Common Stock beneficially owned by Equity Fund, Foreign Fund and Foreign Fund B, which represents approximately 12.10% of the Outstanding Shares. The filing of this Schedule 13D/A by Advisors shall not be construed as an admission that Advisors is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares held by Equity Fund, Foreign Fund, and Foreign Fund B.

         Thomas H. Lee may be deemed to share voting and dispositive power with respect to (i) 3,702,738 shares of Common Stock deemed to be held by Advisors, in his capacity as the managing member of Advisors, and (ii) 21,275 shares of Common Stock held by Charitable

                                                           (Page 44 of 50 Pages)

Investment, representing an aggregate of approximately 12.16% of the Outstanding Shares. The filing of this Schedule 13D/A shall not be construed as an admission that Thomas H. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares held by Advisors or Charitable Investment.

         Neither the filing of this Schedule 13D/A nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the shares other than those which such Reporting Person has acquired pursuant to the Agreement, as amended.

         (c) Since the date of Amendment No. 1, the THL Investors have received an additional 6,811 shares of Preferred Stock through paid in kind dividends which accrue on a quarterly basis, for a total amount of 117,795 shares of Preferred Stock held as of March 28, 2003. In addition, the Preferred Stock conversion price changed from $32.8855 to $30.0648 as of February 28, 2003 due to anti-dilution protections applicable to the Preferred Stock. As a result of these changes, the number of shares of the Company's Common Stock into which the Preferred Stock held by the THL Investors is convertible increased by 543,158 shares from the date of Amendment No. 1 to March 28, 2003.

         (d) Not applicable.

         (e) Not applicable.

                                                           (Page 45 of 50 Pages)

                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:  March 28, 2003

                                           THOMAS H. LEE EQUITY FUND IV, L.P.

                                           By: THL Equity Advisors IV, LLC

                                                By:  /s/ Anthony J. DiNovi
                                                   ----------------------------
                                                   Name: Anthony J. DiNovi
                                                   Title: Managing Director

                                           THOMAS H. LEE FOREIGN FUND IV, L.P.

                                           By: THL Equity Advisors IV, LLC

                                                By:  /s/ Anthony J. DiNovi
                                                   ----------------------------
                                                   Name: Anthony J. DiNovi
                                                   Title: Managing Director

                                           THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                                           By: THL Equity Advisors IV, LLC

                                                By:  /s/ Anthony J. DiNovi
                                                   ----------------------------
                                                   Name: Anthony J. DiNovi
                                                   Title: Managing Director

                                           THL EQUITY ADVISORS IV, LLC

                                           By: THL Equity Advisors IV, LLC

                                                By:  /s/ Anthony J. DiNovi
                                                   ----------------------------
                                                   Name: Anthony J. DiNovi
                                                   Title: Managing Director

                                           THOMAS H. LEE CHARITABLE INVESTMENT

                                           By: THL Equity Advisors IV, LLC

                                                By:  /s/ Thomas H. Lee
                                                   ----------------------------
                                                   Name: Thomas H. Lee
                                                   Title: President

                                                           (Page 46 of 50 Pages)

                          AFFILIATE PURCHASERS as listed on Schedule A to this to Schedule 13D/A pursuant to powers of attorney executed in favor of and granted and delivered to Anthony J. DiNovi and Kent R. Weldon

                              By:  /s/ Anthony J. DiNovi
                                 ---------------------------------
                                  Anthony J. DiNovi
                                  Attorney-in-fact for all Affiliate Purchasers

                           PUTNAM INVESTMENT HOLDINGS, LLC

                               By:  /s/ William H. Woolverton
                                  ---------------------------------
                                   Name: William H. Woolverton
                                   Title:   Vice President and Clerk

                                                           (Page 47 of 50 Pages)

Schedule A

                              AFFILIATE PURCHASERS

         Set forth below are the names of the Affiliate Purchasers that hold shares of Series A Preferred Stock of the Company. Opposite each name is the number of shares of Class A Common Stock beneficially owned by each of the Affiliate Purchasers by virtue of their holding shares of Series A Preferred Stock.

       -------------------------------------------------------------------------
                                                                    As of March
                                                                      28,2003
       -------------------------------------------------------------------------
       1997 Thomas H. Lee Nominee Trust                                  43,255
       -------------------------------------------------------------------------
       David V. Harkins                                                  11,519
       -------------------------------------------------------------------------
       Scott A. Schoen                                                    9,599
       -------------------------------------------------------------------------
       C. Hunter Boll                                                     9,599
       -------------------------------------------------------------------------
       Scott M. Sperling                                                  9,599
       -------------------------------------------------------------------------
       Anthony J. DiNovi                                                  9,599
       -------------------------------------------------------------------------
       Thomas M. Hagerty                                                  9,599
       -------------------------------------------------------------------------
       Warren C. Smith, Jr                                                9,599
       -------------------------------------------------------------------------
       Seth W. Lawry                                                      3,996
       -------------------------------------------------------------------------
       Kent R. Weldon                                                     2,664
       -------------------------------------------------------------------------
       Terrence M. Mullen                                                 2,116
       -------------------------------------------------------------------------
       Todd M. Abbrecht                                                   2,116
       -------------------------------------------------------------------------
       Robert Schiff Lee 1988 Irrevocable Trust                           1,959
       -------------------------------------------------------------------------
       Stephen Zachary Lee                                                1,959
       -------------------------------------------------------------------------
       Charles A. Brizius                                                 1,606
       -------------------------------------------------------------------------
       The Harkins 1995 Gift Trust                                        1,293
       -------------------------------------------------------------------------
       Thomas R. Shepherd                                                 1,136
       -------------------------------------------------------------------------
       Charles W. Robins as Custodian for Jesse Lee                         980
       -------------------------------------------------------------------------
       Charels W. Robins as Custodian for Nathan Lee                        980
       -------------------------------------------------------------------------
       Charles W. Robins                                                    784
       -------------------------------------------------------------------------
       James Westra                                                         784
       -------------------------------------------------------------------------
       Wendy L. Masler                                                      784
       -------------------------------------------------------------------------
       Andrew D. Flaster                                                    666

                                                           (Page 48 of 50 Pages)

       -------------------------------------------------------------------------
       Scott L. Jaeckel                                                     588
       -------------------------------------------------------------------------
       Soren L. Oberg                                                       588
       -------------------------------------------------------------------------
       Adam A. Abramson                                                     470
       -------------------------------------------------------------------------
       Joanne M. Ramos                                                      470
       -------------------------------------------------------------------------
       Nancy M. Graham                                                      470
       -------------------------------------------------------------------------
       Gregory A. Ciongoli                                                  470
       -------------------------------------------------------------------------
       Wm. Matthew Kelly                                                    470
       -------------------------------------------------------------------------
       P. Holden Spaht                                                      274
       -------------------------------------------------------------------------
       Kevin F. Sullivan                                                     78
       -------------------------------------------------------------------------
       Diane M. Barriere                                                     78
       -------------------------------------------------------------------------
       Kim H. Oakley                                                         39
       -------------------------------------------------------------------------

                                                           (Page 49 of 50 Pages)

Schedule B

     Each of the following individuals is a United States citizen and, with the exception of Warren C. Smith, Jr., Terrence M. Mullen, Stephen Zachary Lee, Jesse Lee, Nathan Lee, Charles W. Robins, James Westra, Wendy L. Masler, Andrew
D. Flaster, Adam A. Abramson, Joanne M. Ramos, Nancy M. Graham, Gregory A. Ciongoli, Wm. Matthew Kelly, P. Holden Spaht and Kim H. Oakley, is employed by the Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109: David V. Harkins, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent
R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Stephen Zachary Lee, Charles A. Brizius, Thomas R. Shepherd, Jesse Lee, Nathan Lee, Charles W. Robins, James Westra, Wendy L. Masler, Andrew D. Flaster, Scott L. Jaeckel, Soren L. Oberg, Adam A. Abramson, Joanne M. Ramos, Nancy M. Graham, Gregory A. Ciongoli, Wm. Matthew Kelly, P. Holden Spaht, Kevin F. Sullivan, Diane M. Barriere and Kim H. Oakley.

     Warren C. Smith, Jr., Terrence M. Mullen, Wendy L. Masler, Andrew D. Flaster, Adam A. Abramson, Joanne M. Ramos, Nancy M. Graham, Gregory A. Ciongoli, Wm. Matthew Kelly, P. Holden Spaht and Kim H. Oakley are former employees of the Thomas H. Lee Company.

     Charles W. Robins and James Westra are employed by Weil, Gotshal & Manges LLP, 101 Federal Street, Boston, Massachusetts 02110. Stephen Zachary Lee, Jesse Lee and Nathan Lee are not employed.

                                                           (Page 50 of 50 Pages)